Exhibit 99.2

VSEE HEALTH, INC.
2024 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Optionholder:

Grant Date:

Option Exercise Price per Share[1]:	USD $

Total Option Exercise Price:	USD $

Number of Shares of Common Stock (“Shares”)[1]:

Expiration Date[2]:

Type of Option[3]:	Incentive Stock Option Non-qualified Stock Option

Exercise/Vesting Schedule[2]:	[All] _________ (______) Shares on the Grant Date [and an additional __________ (_____) Shares on the __ day of _____________ and each month thereafter, until fully vested and exercisable on _________, 20__.]

This STOCK OPTION AGREEMENT (this “Agreement”) is by and between VSee Health, Inc., a Delaware corporation (the “Company”), and the Optionholder named above (the “Optionholder”). The right to purchase the number of shares of the Company’s Common Stock identified above (the “Option”) is granted pursuant to and subject to the terms and conditions set forth in the VSee Health, Inc. 2024 Equity Incentive Plan (the “Plan”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned by the Plan.

WHEREAS, pursuant to the Plan, the Company desires to grant to the Optionholder with reference to services rendered and to be rendered to the Company, effective as of the Grant Date, an Option upon the terms and conditions set forth herein and in the Plan:

1 Subject to adjustment under Section 10 of the Plan.

2 Subject to early termination pursuant to Sections 5.1(h), (i) and (j) if the Optionholder’s Continuous Service terminates, or pursuant to Section 11 upon a Change in Control.

3 Subject to Section 5.1(k) of the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered prior to exercise of the Option by the Optionholder and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.            Grant of Option. The Company hereby grants to the Optionholder, and the Optionholder hereby accepts, the Option to purchase the total number of Shares set forth above, at the Option Exercise Price per Share subject to the terms, definitions and provisions of the Plan and this Agreement.

2.            Type of Option. If the Company has designated the Option as an Incentive Stock Option above, the Company intends that the Option will be treated as an “incentive stock option” within the meaning of Section 422 of the Code to the maximum extent permissible under all of the Incentive Stock Option rules and restrictions. Any Shares acquired upon exercise of the Option without compliance with all applicable Incentive Stock Option rules will be treated as acquired upon exercise of a Non-qualified Stock Option. If the Company has designated the Option as a Non-qualified Stock Option above, the Company intends that the Option will be treated in its entirety as a Non-qualified Stock Option and not as an Incentive Stock Option.

3.            Exercisability of Option. The Option shall vest and become exercisable during its term in accordance with the Exercise/Vesting Schedule as set forth above, and with and subject to the applicable provisions of the Plan and this Agreement. The Option may be exercised only to the extent the Option is vested and exercisable, and, subject to Sections 5.1(e) and (f) of the Plan, during the Optionholder’s lifetime, only by the Optionholder. In no event may the Optionholder exercise the Option after the Expiration Date as provided above.

4.            Exercise of Option. To exercise the Option (to the extent vested and exercisable and for whole numbers of shares only), the Optionholder (or in the case of exercise after the Optionholder’s death or disability, the Optionholder’s guardian or legal representative, as the case may be) must deliver to the Company (i) the Option Exercise Agreement in the form attached hereto as Exhibit A, as may be amended or modified by the Committee from time to time, along with any other agreement reasonably requested by the Company, or of any other form of written notice approved for such purpose by the Company which shall state the number of Shares to be purchased pursuant to the Option, and (ii) such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company. The Option Exercise Agreement or written notice shall be accompanied by payment of the aggregate Option Exercise Price of the Shares to be purchased and the payment or provision for any applicable income, employment or other taxes or withholding for taxes thereon. Subject to Section 7 of the Plan, the Option shall be deemed to be exercised upon receipt and approval by the Company of such Option Exercise Agreement or written exercise notice and payment of the aggregate Option Exercise Price and any other payments so required.

5.            Method of Payment. Payment of the aggregate Option Exercise Price shall be made in cash or by certified or bank check pursuant to Section 5.1(d)(a) of the Plan [or by any of the methods permitted under Section 5.1(d)(b) of the Plan, or a combination thereof, at the election of the Optionholder] Payment of any tax withholding obligations shall be made in cash [or by any of the other methods set forth in Section 9.5 of the Plan].

6.            Continuous Service Required. The Exercise/Vesting Schedule requires the Optionholder to be in Continuous Service through each applicable vesting date as a condition to the vesting of and right to exercise the applicable installment under this Agreement. Continuous Service that ends prior to a vesting date, even if substantial, will not entitle the Optionholder to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following termination of Continuous Service.

7.            Effect of Termination of Continuous Service on Exercise Period.

(a)            If the Optionholder’s Continuous Service terminates, the Option and all other rights and benefits under this Agreement terminate, except that the Optionholder, at any time within the applicable period specified in Section 5.1(h), (i) or (j) of the Plan, may exercise the Option to the extent the Option has vested and is exercisable on the date of termination of Continuous Service and has not otherwise expired or terminated.

(b)            Notwithstanding the foregoing exercise periods after termination of Continuous Service, to the extent the Option otherwise is an Incentive Stock Option, the Option will qualify as an Incentive Stock Option only if it is exercised within the applicable exercise periods for Incentive Stock Options and meets all other requirements of the Code for Incentive Stock Options. If the Option is not exercised within the applicable exercise periods or does not meet such other requirements, the Option will be rendered a Non-qualified Stock Option.

8.            Adjustments Upon Specified Events. As provided in Section 10 of the Plan, upon the occurrence of certain events relating to or affecting the Company’s stock contemplated by Section 10 of the Plan, the Committee shall, in such manner, to such extent (if any) and at such times as it deems appropriate and equitable in the circumstances, make adjustments in the number, amount and type of shares (or other securities or property) subject to the Option, the Option Exercise Price and the securities delivered upon exercise of the Option (or any combination thereof), and the Committee may take any of the actions set forth in Section 11 of the Plan in connection with a Change in Control of the Company. All rights of the Optionholder hereunder are subject to such adjustments and other provisions of the Plan.

9.            Optionholder not a Stockholder. Neither the Optionholder nor any other person entitled to exercise the Option shall have any of the rights or privileges of a stockholder of the Company as to any Shares until exercise of the Option and the issuance and delivery to him or her of a certificate evidencing the Shares registered in his or her name, or upon request in the case of uncertificated securities, a notice of issuance, for the Shares. No adjustment will be made for dividends or other rights as a stockholder as to which the record date is prior to such date of delivery.

10.          Non-Transferability of Option. The Option and any other rights of the Optionholder under this Agreement or the Plan are nontransferable except as expressly provided in Sections 5.1(e) and (f) of the Plan.

11.          Imposition of Other Requirements. The Company reserves the right, without Optionholder’s consent, to cancel or forfeit outstanding grants or impose other requirements on Optionholder’s participation in the Plan, on this Option and the Shares subject to this Option and on any other Award or Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan. Optionholder agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

12.          Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 980 N Federal Hwy #304, Boca Raton, FL 33432, to the attention of Co-Chief Executive Officers and to the Optionholder at the address given beneath the Optionholder’s signature hereto, or at such other address as either party may hereafter designate in writing to the other.

13.          Electronic Delivery and Translation. The Company may, in its sole discretion, decide to deliver any documents related to Optionholder’s current or future participation in the Plan, this Option, the Shares subject to this Option, any other Company securities or any other Company-related documents, by electronic means. By accepting this Option, whether electronically or otherwise, Optionholder hereby (i) consents to receive such documents by electronic means, (ii) consents to the use of electronic signatures, and (iii) if applicable, agrees to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

14.          No Acquired Rights or Employment Rights. In accepting the Option, Optionholder acknowledges that the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time. The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, other Awards or benefits in lieu of Options, even if Options have been granted repeatedly in the past, and all decisions with respect to future grants of Options or other Awards, if any, will be at the sole discretion of the Company. In addition, Optionholder’s participation in the Plan is voluntary, and the Option and the Shares subject to the Option are extraordinary items that do not constitute regular compensation for services rendered to the Company or any Subsidiary or Affiliate and are outside the scope of Optionholder’s employment contract, if any. The Option and the Shares subject to the Option are not intended to replace any pension rights or compensation and are not part of normal or expected salary or compensation for any purpose, including but not limited to calculating severance payments, if any, upon termination.

Nothing contained in this Agreement is intended to constitute or create a contract of employment, nor shall it constitute or create the right to remain associated with or in the employ of the Company or any Subsidiary or Affiliate for any particular period of time. This Agreement shall not interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the Optionholder’s employment or other Continuous Service at any time, subject to applicable laws.

15.          Effect of Award Agreement. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, except to the extent the Committee determines otherwise.

16.          Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement (including any Addendum attached hereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionholder with respect to the subject matter hereof. Except in accordance with the terms of the Plan, this Agreement may not be modified except by means of a writing signed by the Company and the Optionholder. The construction, interpretation, performance and enforcement of this Agreement and the Option shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts.

17.          Plan. The Option and all rights of the Optionholder with respect thereto are subject to, and the Optionholder agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference, to the extent such provisions are applicable to Awards granted thereunder. The Optionholder acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Optionholder unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee specifically so conferred by appropriate action of the Board under the Plan after the date hereof.

18.          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

19.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Stock Option Agreement as of the Grant Date.

AGREED AND ACKNOWLEDGED:

COMPANY:	OPTIONHOLDER:

VSEE HEALTH, INC.

(Optionholder’s Signature)
By:
Name:	(Optionholder’s Name)
Title:
(Optionholder’s Address)

(Optionholder’s Address)

[Signature Page to Stock Option Agreement]

Exhibit A

Option Exercise Agreement

[See attached]